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                                                                   EXHIBIT 4.1





                        PAYMENT AND GUARANTEE AGREEMENT


        THIS PAYMENT AND GUARANTEE AGREEMENT ("Guarantee Agreement"), dated as of August 3, 1994, is executed and delivered by Enron Corp., a Delaware corporation (the "Guarantor"), for the benefit of the Holders (as defined below) from time to time of the Series A Preferred Securities (as defined below) of Enron Capital Resources, L.P. (the "Issuer"), a limited partnership formed under the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act").

        WHEREAS, Issuer is issuing on the date hereof 3,000,000 shares of its 9% Cumulative Preferred Securities, Series A (the "Series A Preferred Securities"), and the Guarantor desires to issue this Guarantee Agreement for the benefit of the Holders, as provided herein;

        WHEREAS, the Issuer pursuant to the Loan Agreement (as defined below) will loan to the Guarantor the proceeds from the issuance and sale of the Series A Preferred Securities and its contribution as general partner (the "General Partner") in respect of its general partner interest (the "GP Interest"); and

        WHEREAS, the Guarantor desires hereby irrevocably and unconditionally to agree to the extent set forth herein to pay to the Holders the Guarantee Payments (as defined below) and to make certain other payments on the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the purchase by each Holder of the Series A Preferred Securities, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Guarantee Agreement for the benefit of the Holders.

                                   ARTICLE I

        As used in this Guarantee Agreement, the terms set forth below shall, unless the context otherwise requires, have the following meanings.
Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Amended and Restated Agreement of Limited Partnership of the Issuer dated as of August 3, 1994 (the "Partnership Agreement").

        "Dividends" shall mean any distribution on the Series A Preferred Securities, including additional distributions in respect of distributions in arrears, required to be made pursuant to the terms of the Partnership Agreement, other than distributions on liquidation.

        "Expense Agreement" shall mean the provisions of Section the 5.03 of the Partnership Agreement pursuant to which the Guarantor has agreed to guarantee the

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payment of any indebtedness or liabilities incurred by the Issuer (other than obligations to Holders of Series A Preferred Securities in such Holders' capacities as Holders of such Series A Preferred Securities).

        "Guarantee Payments" shall mean the following payments, without duplication, to the extent not paid by the Issuer: (i) any accumulated and unpaid Dividends which have been theretofore required to be paid pursuant to the terms of the Partnership Agreement, (ii) the Redemption Price payable with respect to any Series A Preferred Securities called for redemption by the Issuer, (iii) upon a liquidation of the Issuer, the lesser of (a) the Liquidation Distribution and (b) the amount of assets of the Issuer available for distribution to Holders in liquidation of the Issuer and (iv) any Additional Interest (as defined below) payable by the Issuer in respect of the Series A Preferred Securities.

        "Holder" shall mean any holder (as defined in the Partnership Agreement) from time to time of any Series A Preferred Securities of the Issuer; provided, however, that in determining whether the Holders of the requisite percentage of Series A Preferred Securities have given any request, notice, consent or waiver hereunder, "Holder" shall not include the Guarantor or any entity owned more than 50% by the Guarantor, either directly or indirectly.

        "Liquidation Distribution" shall mean the aggregate of the liquidation preference of $25 per Series A Preferred Security and all accumulated and unpaid Dividends to the date of payment.

        "Loan Agreement" shall mean the agreement, dated as of the date hereof, pursuant to which the Issuer will loan to the Guarantor the proceeds received by the Issuer from the issuance and sale of the Series A Preferred Securities and the contribution of the General Partner in respect of the GP Interest.

        "Paying Agent" shall mean Enron Corp., as registrar, transfer agent and paying agent.

        "Redemption Price" shall mean $25 per Preferred Security plus accumulated and unpaid Dividends to the date fixed for redemption.

                                   ARTICLE II

        SECTION 2.01. (a) The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments, as and when due (except to the extent paid by the Issuer), regardless of any defense, right of set-off or counterclaim which

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the Issuer may have or assert.  The Guarantor's obligation to make a Guarantee
Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Issuer to pay such amounts to the Holders.

        (b) All Guarantee Payments shall be made without deduction for or on account of any present or future taxes (other than withholding taxes), duties, assessments or governmental charges of whatever nature imposed or levied upon the Issuer by or on behalf of the United States, any state thereof or any other jurisdiction through which or from which such payment is made, or any authority therein or thereof having power to tax, unless the deduction of such taxes, duties, assessments or governmental charges is required by law. In that event, the Guarantor shall pay such additional amounts ("Additional Interest") as may be necessary in order that the net amounts received by the Holders after such deduction will equal the amount which would have been receivable in respect of the Series A Preferred Securities in the absence of such deduction.

        SECTION 2.02. The Guarantor hereby waives notice of acceptance of this Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

        SECTION 2.03. The obligations, covenants, agreements and duties of the Guarantor under this Guarantee Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

                (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Series A Preferred Securities to be performed or observed by the Issuer;

                (b) the extension of time for the payment by the Issuer of all or any portion of the Dividends, Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Series A Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Series A Preferred Securities;

                (c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Series A Preferred Securities, or any action on the part of the Issuer granting indulgence or extension of any kind;

                (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt, of or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;


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                (e)  any invalidity of, or defect or deficiency in, any of the
        Series A Preferred Securities; or

                (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred.

There shall be no obligation of the Holders to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.

        SECTION 2.04. This is a guarantee of payment and not of collection. A Holder may enforce this Guarantee Agreement directly against the Guarantor, and the Guarantor will waive any right or remedy to require that any action be brought against the Issuer or any other person or entity before proceeding against the Guarantor. Subject to Section 2.05, all waivers herein contained shall be without prejudice to the Holders' right at the Holders' option to proceed against the Issuer, whether by separate action or by joinder. The Guarantor agrees that this Guarantee Agreement shall not be discharged except by payment of the Guarantee Payments in full (to the extent not paid by the Issuer) and by complete performance of all obligations of the Guarantor contained in this Guarantee Agreement.

        SECTION 2.05. The Guarantor shall be subrogated to all (if any) rights of the Holders against the Issuer in respect of any amounts paid to the Holders by the Guarantor under this Guarantee Agreement and shall have the right to waive payment of any amount of Guaranty Payments in respect of which payment has been made to the Holders by the Guarantor pursuant to Section 2.01; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of a payment under this Guarantee Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee Agreement. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to pay over such amount to the Holders.

        SECTION 2.06. The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Series A Preferred Securities and that the Guarantor shall be liable as principal and sole debtor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections (a) through (f), inclusive, of Section 2.03 hereof.


                                  ARTICLE III

        SECTION 3.01. So long as any Series A Preferred Securities remain outstanding, the Guarantor shall not declare or pay any dividend on, or redeem, purchase,

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acquire or make a liquidation payment with respect to, any of its capital stock (other than (i) payments under this Guarantee Agreement and (ii) guarantee payments under guarantee agreements ranking pari passu with this Guarantee Agreement) if at such time the Guarantor shall be in default with respect to its payment or other obligations hereunder or under the Expense Agreement or there shall have occurred any event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default under the Loan Agreement.

        SECTION 3.02. The Guarantor covenants, so long as any Series A Preferred Securities remain outstanding: (i) to maintain direct or indirect 100% ownership of the GP Interest and to timely perform all of its duties as General Partner of the Issuer; (ii) to cause at least 21% of the total value of the Issuer and at least 21% of all interests in the capital, income, gain, loss, deduction and credit of the Issuer to be represented by the GP Interest;
(iii) not to voluntarily dissolve, wind-up or liquidate the Issuer; (iv) to remain the General Partner of the Issuer and to timely perform all of its duties as General Partner (including the duty to pay Dividends on the Series A Preferred Securities), provided that any permitted successor of the Guarantor under the Loan Agreement may succeed to the Guarantor's duties as General Partner; and (v) to use its reasonable efforts to cause the Issuer to remain a limited partnership under the Delaware Act and otherwise continue to be treated as a partnership for United States federal income tax purposes.

        SECTION 3.03. This Guarantee Agreement will constitute an unsecured obligation of the Guarantor and will rank (i) subordinate and junior in right of payment to all liabilities of the Guarantor, other than the Payment and Guarantee Agreement dated as of November 15, 1993 (the "Pari Passu Guarantee") of the Guarantor relating to the 8% Cumulative Monthly Income Preferred Shares of Enron Capital LLC, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Guarantor, with the Pari Passu Guarantee and with any other guarantee now or hereafter entered into by the Guarantor in respect of any preferred or preference stock of any affiliate of the Guarantor and (iii) senior to the Guarantor's common stock. For purposes of clause (ii) herein, pari passu means that any payments to which beneficiaries of this Guarantee Agreement are entitled must be shared with holders of any preferred or preference stock or beneficiaries of any guaranty for which this Guarantee Agreement is stated to be pari passu ("Pari Passu Securities") to the same extent as would be required under applicable law if instead this Guarantee Agreement constituted a class of preferred or preference stock of the Guarantor ranking pari passu with such Pari Passu Securities
(and if such Pari Passu Securities are a guarantee of Enron affiliate stock, as if such Pari Passu Securities were part of the most senior preferred or preference stock of Enron) as to such payments. Each holder of Series A Preferred Securities, by acceptance thereof, is deemed to agree to the subordination provisions and other terms of this Guarantee Agreement.

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                                   ARTICLE IV

        This Guarantee Agreement shall terminate and be of no further force and effect upon full payment of the Redemption Price of all Series A Preferred Securities or upon full payment of the amounts payable to the Holders upon liquidation of the Issuer; provided, however, that this Guarantee Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any Holder of Series A Preferred Securities must restore payment of any sums paid under the Series A Preferred Securities or under this Guarantee Agreement for any reason whatsoever.


                                   ARTICLE V

        SECTION 5.01. All guarantees and agreements contained in this Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders. The Guarantor shall not assign its obligations hereunder without the prior approval of the Holders of not less than 66-2/3% in liquidation preference (as defined in the Partnership Agreement) of all Series A Preferred Securities then outstanding.

        SECTION 5.02. Except with respect to any changes which do not adversely affect the rights of holders of Series A Preferred Securities (in which case no vote will be required), this Guarantee Agreement may only be amended by instrument in writing signed by the Guarantor with the prior approval of the Holders of not less than 66-2/3% in liquidation preference of the Series A Preferred Securities then outstanding.

        SECTION 5.03. Any notice, request or other communication required or permitted to be given hereunder to the Guarantor shall be given in writing by delivering the same against receipt therefor by facsimile transmission (confirmed by mail) or telex, addressed to the Guarantor, as follows (and if so given, shall be deemed given when mailed or upon receipt of an answer-back, if sent by telex), to it:

        Enron Corp.
        1400 Smith Street
        Houston, Texas 77002

        Facsimile No.: (713) 853-3920
        Attention:  Treasurer

        Any notice, request or other communication required or permitted to be given hereunder to the Holders shall be given by the Guarantor in the same manner as notices sent by the Issuer to the Holders pursuant to the Partnership Agreement.

        SECTION 5.04. The masculine and neuter genders used herein shall include the masculine, feminine and neuter genders.


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        SECTION 5.05.  This Guarantee Agreement is solely for the benefit of the Holders and is not separately transferable from the Series A Preferred Securities.

        SECTION 5.06. THIS GUARANTEE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

        THIS GUARANTEE AGREEMENT is executed as of the day and year first above written.


                                         ENRON CORP.



                                         By:__________________________
                                            Name:
                                            Title:





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